Exhibit 99.2

For Immediate Release

CNO Financial Group Completes Transformative Long-Term Care Risk-Reduction Transaction

CARMEL, Ind., September 27, 2018 - CNO Financial Group, Inc. (NYSE: CNO) announced today that it has completed the previously announced long-term care reinsurance transaction with Wilton Reassurance Company (“Wilton Re”).

“With the successful close of this transaction, we have materially reduced the risk profile of the company,” said Gary Bhojwani, chief executive officer. “CNO is squarely focused on the execution of our strategic initiatives to accelerate profitable growth while meeting the needs of the fast-growing middle-income market.”

Under the transaction, Bankers Life and Casualty Company (“Bankers Life”) has ceded all of its legacy (prior to 2003) comprehensive and nursing home long-term care policies (with statutory reserves of approximately $2.7 billion) to Wilton Re through 100% indemnity coinsurance. Bankers Life paid a ceding commission of $825 million to reinsure the block, funded through existing excess capital in the insurance subsidiaries and holding company.

CNO will recognize a charge in the third quarter of 2018 related to the transaction of approximately $660 million, net of taxes and the gain recognized on the assets transferred to Wilton Re.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company, and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

For further information: (News Media) Beth Hengeveld +1.312.396.7467 or (Investors) Jennifer Childe +1.312.396.7755

-###-